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                                 WRC MEDIA INC.
                           OFFER FOR ALL OUTSTANDING
                      15% SENIOR PREFERRED STOCK DUE 2011
                                IN EXCHANGE FOR
                     UP TO $75,000,000 PRINCIPAL AMOUNT OF
                      15% SENIOR PREFERRED STOCK DUE 2011
                PURSUANT TO THE PROSPECTUS, DATED [  -  ], 2000

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    WRC Media Inc. (the "Company") hereby offers to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in the prospectus dated [ - ], 2000 (the "Prospectus") and the enclosed letter of transmittal (the "Letter of Transmittal"), up to $75,000,000 aggregate principal amount of new 15% Senior Preferred Stock due 2011, which will be freely transferable (the "New Senior Preferred Stock"), for any and all outstanding 15% Senior Preferred Stock due 2011, which have certain transfer restrictions (the "Old Senior Preferred Stock"). The Exchange Offer is intended to satisfy certain obligations of the Company contained in the Preferred Stockholders Agreement dated as of November 17, 1999, between the Company and the parties signatory thereto.

    We are requesting that you contact your clients for whom you hold Old Senior Preferred Stock regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Senior Preferred Stock registered in your name or in the name of your nominee, or who hold Old Senior Preferred Stock registered in their own names, we are enclosing the following documents:

    1.  Prospectus dated [  -  ], 2000;

    2. The Letter of Transmittal for your use and for the information of your clients;

    3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Senior Preferred Stock are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

    4. A form of letter which may be sent to your clients for whose account you hold Old Senior Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. Return envelopes addressed to Bankers Trust Corporation, the Exchange Agent for the Old Senior Preferred Stock.

    YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON [ - ], 2000 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY THE COMPANY. ANY OLD SENIOR PREFERRED STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 PM., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

    To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Old Senior Preferred Stock must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

    If holders of Old Senior Preferred Stock wish to tender, but it is impracticable for them to forward their certificates for Old Senior Preferred Stock prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "Exchange Offer--Guaranteed Delivery Procedures."
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    Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent for the Old Senior Preferred Stock, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                          Very truly yours,
                                          WRC Media Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.